EXHIBIT 99.2

INTEGRATED BIOPHARMA, INC.

NEWS RELEASE for April 26, 2005

Contact:    Michael Mason (investors)             Gregory Gould, CFO
            Allen & Caron Inc.                    Integrated BioPharma, Inc.
            212 691 8087                          888 319 6962
            michaelm@allencaron.com               ggould@paxispharma.com
            Brian Kennedy (media)
            brian@allencaron.com

    Integrated BioPharma Inc Announces Appointment of Eric Friedman to Senior
                               Operations Position

HILLSIDE, N.J., April 26 -- Integrated BioPharma, Inc (Amex: INB - News) announced today the appointment of Eric Friedman to the position of Senior Vice President of Administration and Operations of INB and Chief Executive Officer of Agrolabs, Inc. a wholly owned subsidiary of INB. Friedman has served as the Chief Financial Officer and Treasurer of INB since it became a public company in June of 1996. Prior to his time at INB he was a partner in a public accounting firm for 19 years.

"We are very pleased that Eric will now be able to focus a greater part of his energies to lead our rapidly growing Agro subsidiary while continuing his responsibilities for administration and operations of INB," said E. Gerald Kay, CEO and Chairman of the Board.

Friedman earned a B.S. in accounting from the University of Bridgeport and is a Certified Public Accountant.

About Integrated BioPharma Inc (INB)

INB serves the pharmaceutical, biotech and nutraceutical industries. INB's biotech subsidiary, INB:Biotechnologies, Inc. is developing human therapeutics and preventive compounds using a transient gene expression system and transgenic plant technology. INB's pharmaceutical subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. INB's nutraceutical subsidiary, Manhattan Drug, develops, manufactures and distributes more than 130 products worldwide. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's


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financial results can be found in the company's Reports filed with the
Securities and Exchange Commission.


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